CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-219561, 333-223163, 333-229679, 333-236393, and 333-253456 on Form S-8 of Redfin Corporation of our report dated May 27, 2021, relating to the financial statements of RentPath Holdings, Inc. and its subsidiaries (Debtors-in-Possession) appearing in this Current Report on Form 8-K of Redfin Corporation dated June 21, 2021.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
June 21, 2021